Exhibit 10.1

PENNS WOODS BANCORP, INC.

300 Market Street

Williamsport, Pennsylvania 17701

July 8, 2005

Mr. Hubert A. Valencik

1431 Allegheny Street

Jersey Shore, Pennsylvania 17740

Dear Hubert:

This letter confirms our understanding regarding your agreement to provide certain consulting services to Jersey Shore State Bank (the “Bank”) and its sole shareholder, Penns Woods Bancorp, Inc. (the “Holding Company”) (the Holding Company and the Bank sometimes will be referred to collectively as the “Company”), following your retirement as an executive officer and employee of the Company, effective July 15, 2005. The following (the “Agreement”) is intended to set forth the terms and conditions upon which we have mutually agreed.

1.                                       Consulting Services; Termination of Employment Agreement.

A.                                   The Company engages you, and you hereby accept the engagement, to perform consulting services, as an independent contractor, relating to the Company’s financial services activities, subject to the terms and conditions of this letter, from August 1, 2005 until July 31, 2006 (the “Consulting Term”).  The Consulting Term will be automatically renewed on August 1, 2006 and on August 1 of each year thereafter for a period of one (1) year; provided, however, that either party may terminate this agreement to provide consulting services at any time after August 1, 2006 upon forty-five (45) days prior written notice.  During the Consulting Term, you will provide such services as may be requested from time to time by the Company’s President and Chief Executive Officer principally relating to business development activities.  You agree to devote such time and attention as is reasonably necessary to perform the consulting services, not to exceed twenty (20) hours per week in any event, and to respond promptly by telephone or email correspondence to inquiries during normal business hours from the appropriate officers of the Holding Company or the Bank relating to your activities.  You shall not be required to perform any consulting services on the Company’s premises unless otherwise agreed by you and the Company, and you shall have exclusive control over the manner of performance of the consulting services.  The Company shall provide you at no cost all items of personal property necessary for you to perform the consulting services.

B.                                     You and the Company agree that, effective at the close of business on July 14 , 2005, the employment agreement between you, the Holding Company, and the Bank dated November 5, 1984 (as the same may have been further amended, modified, or restated, the “Employment Agreement”) and all subsequent understandings or agreements relating to your employment, if any, including without limitation, the Employee Severance Benefit Plan, dated May 30, 1996 (the “Employee Benefit Severance Plan”), shall be null and void and of no further force and effect and that you shall not be entitled to any compensation or benefits under such agreements or understandings for services rendered, whether prior to or after the date hereof.  Notwithstanding the foregoing, subject to required withholdings, you will be entitled to accrued salary payable under the Employment Agreement through July 15, 2005 for services provided through such date.  Payments of accrued salary will be subject to all required tax and other withholdings.  You will not be eligible for any other salary, bonus or other compensation for any service provided to the Bank, the Holding Company or any of their affiliates or subsidiaries prior to July 15, 2005, except as otherwise set forth herein and except with respect to such benefits you may have accrued as of such date under any pension or welfare benefit plan in which you are a participant.

C.                                     Nothing contained in this Section 2 or elsewhere in this Agreement shall be deemed to in any manner limit or restrict any benefits that you have accrued as of July 15, 2005 under any plan or program applicable to employees of the Holding Company or the Bank in which you participated on the date of your retirement, including the Company’s pension plan and the Company’s 401(k) plan.

2.                                       Compensation and Benefits During the Consulting Term.

A.                                   In consideration of the consulting services referred to in Section 2, the Company will pay you, and you will accept, a fee of one thousand four hundred dollars ($1,400.00) per month, payable on or before the fifteenth (15th) day of each calendar month during the Consulting Term.  Such monthly fees will constitute the sole and exclusive compensation to which you are or may become entitled for consulting services performed hereunder during the Consulting Term.  Without limiting the generality of the foregoing, except as specifically otherwise provided in this Agreement, you will have no right by virtue of your role as a consultant to participate in, or to receive benefits under, any of the following plans, programs or arrangements which may be maintained by, or which may be available for individuals providing services to the Holding Company or the Bank or any of their affiliates: any qualified or non-qualified deferred compensation or retirement plan; any life, health (including hospitalization, medical and major medical), accident, or disability plan, whether provided through insurance contracts or otherwise; any stock option plan or any other equity participation plan; any bonus, incentive, or other cash compensation program; and any vacation, sick leave, severance pay, holiday or other fringe benefit program of any name or nature whatsoever.

B.                                     Notwithstanding the provisions of Section 2A, the Company will continue to provide health insurance coverage during the Consulting Term to you and your spouse under the Company’s health insurance plan applicable to employees or, if such coverage is not permitted under the terms of such plan, the Company will reimburse you promptly during the Consulting Term for your after-tax costs to obtain health insurance for you and your immediate family under the provisions of COBRA or otherwise.

3.                                       Fees and Expenses.

If, in connection with the performance of consulting services hereunder, you incur out-of-pocket costs for reasonable business expenses of a type for which the officers of the Bank would be reimbursed by the Bank, you will be entitled to reimbursement therefor in accordance with the standards and procedures in effect from time to time for expense reimbursements to the Bank’s officers.  In addition, during the Consulting Term (i) the Company shall pay or reimburse you for your annual membership fees at Clinton Country Club and the Jersey Shore Lions Club and (ii) reimburse you for mileage for business travel at the Company’s standard mileage reimbursement rates in effect from time to time.

4.                                       Employee Stock Options.

Any outstanding stock options previously granted to you will not be affected by this Agreement and will be governed by the terms of the Holding Company’s stock option plan and the option agreements executed in connection with such grants.

5.                                       Noncompete and Nonsolicitation Covenants.

A.                                   You recognize and acknowledge that during your employment with the Company you had and during the Consulting Term you will have access to certain confidential and proprietary business information and trade secrets (collectively, “Information”), including but not limited to client and customer information, information relating to the Company’s strategic and business plans, and the Company’s financial information, all of which are of substantial value to the Company in its business.  You agree that you will not, without the Company’s permission, during the Consulting Term or thereafter, use any Information for your benefit or for the benefit of any third parties, or disclose to any third party in any manner, directly or indirectly, any Information.

B.                                     During the Consulting Term and for a period of twelve (12) months thereafter, you will not (i) accept employment from or serve as consultant or advisor to any person or entity engaged in the business of banking in the geographic markets served by the Company or the Bank at that time, or (ii) solicit, directly or indirectly, on your own behalf or on behalf of any other person or entity, any banking or financial services business from any person or entity with whom Company or the Bank, or any of their respective subsidiaries, has had a business relationship at any time prior to the date hereof.

C.                                     During the Consulting Term and for a period of twelve (12) months thereafter, you will not solicit, directly or indirectly, on your own behalf or on behalf of any other person or entity, any person who has provided services to the Company or the Bank, or any of their respective subsidiaries, as an employee, director, independent contractor or consultant prior to the date hereof to provide any services to you or any other person or entity.

6.                                       Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to the Holding Company or the Bank:

Penns Woods Bancorp, Inc. 300 Market Street Williamsport, Pennsylvania 17701 Attn: Ronald A. Walko, President and Chief Executive Officer

If to you:

Hubert A. Valencik 1431 Allegheny Street Jersey Shore, Pennsylvania 17740

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

7.                                       Miscellaneous.

A.                                   Assignment.  This Agreement shall not be assigned, pledged or transferred in any way by either party without the prior consent of the other party, except that the Company may assign or transfer this Agreement in connection with a sale of substantially all of assets or a merger or similar transaction.  The Company will require any successor, whether direct or indirect, or by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Holding Company or the Bank to assume and agree to perform this Agreement in the same manner and to the same extent that the Holding Company or the Bank, as the case may be, would have been required to perform as if no succession had taken place.

B.                                     Entire Agreement.  This agreement and the employee benefit plans referenced in Section 2 above, contain the entire understanding among you, on the one hand, and the Holding Company and the Bank, on the other hand, with respect to the subject matter hereof, and may be amended only in a written agreement signed by each of the parties.  All prior or contemporaneous understandings, discussions, or agreements, made orally or in writing, including without limitation, the Employment Agreement, the Employee Benefit Severance Plan and all signed and unsigned amendments and proposed amendments to the Employment Agreement, and any Company severance policy, are expressly superseded by this agreement.

C.                                     Headings.  The headings in this letter are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

D.                                    Arbitration.  Any dispute relating to this Agreement between you, on the one hand, and the Holding Company or the Bank, on the other hand, shall, at the election of either party, be subject to arbitration in accordance with the rules of the American Arbitration Association then in effect.  Unless otherwise agreed by the parties, the arbitration shall take place in Williamsport, Pennsylvania.  The decision of the arbitration panel will be binding on the parties and may be enforced in any court having jurisdiction.  The Holding Company and the Bank will have the right to set off against any amounts otherwise due to you under this Agreement with respect to damages and costs awarded to the Holding Company or the Bank by the arbitration panel.

E.                                      Specific Performance.  If any party fails to comply with provisions of this Agreement, any other party will be entitled, upon application to any court of competent jurisdiction, to specific performance or injunctive or other equitable relief in order to enforce or prevent violation of such provision or provisions.

F.                                      Waiver.  No failure or delay on the part of any party in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise or the exercise of any other right hereunder preclude any other or further exercise of any right.

G.                                     Severability.  If one or more of the provisions contained in this Agreement shall be determined illegal or unenforceable by a court, no other provision shall be affected by such holding.

H.                                    Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

If the foregoing is acceptable to you, please acknowledge your agreement, and that your legal representative has reviewed this Agreement with you and advised you regarding its contents, by signing and dating three (3) copies of this letter and returning two of them to me.

PENNS WOODS BANCORP, INC.

	By	\s\ Ronald A. Walko
President and Chief Executive Officer

JERSEY SHORE STATE BANK

	By	\s\ Ronald A. Walko
President and Chief Executive Officer

Agreed to and accepted, intending to be legally bound:

\s\ Hubert A. Valencik
Hubert A. Valencik

Dated: July 15, 2005